Exhibit 99.1

Phoenix Technologies Ltd. Announces CEO Resignation

MILPITAS, Calif.—May 26, 2006—Phoenix Technologies Ltd. (Nasdaq:PTEC) announced the resignation of Albert E. Sisto, its Chairman, President and Chief Executive Officer, effective immediately.

Mr. Sisto, who has led Phoenix since June, 1999, has resigned to spend more time with his family.

“We thank Al for his contributions to Phoenix and wish him well in his future endeavors. The search for a new CEO will begin immediately. The Company has retained the services of an executive search firm to undertake an in-depth search for Al’s replacement. In the interim, an operating committee made up of David Eichler, Senior Vice President and CFO; David Gibbs, Senior Vice President of Worldwide Field Operations; and Scott Taylor, Senior Vice President and General Counsel, will lead Phoenix. The interim operating committee will report to the Board of Directors,” said Anthony P. Morris, Phoenix’s Lead Independent Director. “Al has agreed to work with the operating committee and the Board to assist in the transition,” Morris continued.

About Phoenix Technologies Ltd.

Phoenix Technologies Ltd. is a global market leader in device-defining software that assures endpoint confidence, from the start. The company first established industry leadership 27 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation of core system level expertise and firmware offering the highest levels of reliability, Phoenix has created a portfolio of innovative software products that simply and easily identify and restore devices, thereby ensuring unparalleled endpoint security and availability.

With a focused commitment to the highest levels of customer confidence and satisfaction, Phoenix serves enterprise and government channel partners, ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and lower cost of ownership. Phoenix is headquartered in Milpitas, California with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 29, 2005.

Contact:

Phoenix Technologies Ltd.

David Eichler, 408-570-1000

Investor_Relations@phoenix.com

or

Sapphire Investor Relations, LLC

Erica Mannion, 212-766-1800

Investor_Relations@phoenix.com